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                                                                   EXHIBIT 10(p)

                       MEMORANDUM OF INTENTION TO CREATE A
                     FOREIGN INVESTED JOINT VENTURE COMPANY

By their signatures to the document, the parties, namely Power Technology of Las Vegas, Nevada, in the United States of America, and Vancouver, British Columbia, Canada, together with its relevant associated and subsidiary Companies, [Party A], represented by its legally authorized representative, Lee Balak, and The Suang Deng Group of Nanking, and Taizhon, Jiangsu Province, in the Peoples Republic of China, together with its relevant associated, parent, and subsidiary Companies, [Party B], represented by its legally authorized representative, Yang Shan Ji confirm that it is their intention to enter into a legally constituted, Foreign Invested Joint Venture Company together for the purpose of profitably exploiting by Manufacture, Marketing and Selling, the Lead Acid Battery, and other technology invested into the Joint Venture by Party A. The Parties further agree that they shall jointly work in the Research and Development of Party A's technology to their mutual advantage.

The parties confirm that they shall, within Thirty [30], days of signing this document, share such information as is necessary for them to determine the exact form of the Joint Venture, its Shareholdings and Investments.

It is agreed that the intention of the Joint Venture shall be the advancement of the Ventures growth and to maximize its profitability to the mutual advantage of both Parties and, that its activities be presently restricted to the Peoples Republic of China. It is agreed that Party A shall invest in the Joint Venture its Patents, Know How, Intellectual Property Rights, and Research. It shall further invest such funds as are necessary for the equipping of the Manufacturing facility in order to fully benefit the shareholders from the manufacture and development of the Technology of Party A.

Party B confirms that is shall provide such land, buildings, provision of utilities, local set=up staff, and general infrastructure as is required. Additionally, Party B shall employ a suitably trained and equipped Marketing and Sales Force as agreed by mutual discussion between the Parties. It is acknowledged that the actual costs of Utilities consumed and of the Marketing and Sales Departments shall be borne by the Joint Venture itself.

The intention is to establish a Joint Venture for the maximum period allowed by Chinese law, namely fifty years.

It is confirmed that standard conditions relating to Confidentiality, Non-Disclosure, and Non-Circumvention shall apply to this Agreement and, that further, all and any information shared during the establishment of the Joint Venture shall in any event be treated and maintained in absolute confidentiality.

This Agreement is signed in a spirit of goodwill and an intention to conduct the business of the

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Parties with total transparency. In the event of any dispute than can not be resolved by discussion it is agreed that the dispute will be resolved by the decision of an independent Arbiter appointed by the International Chamber of Commerce and sitting in an Independent Country.
Signed /s/ Lee Balak       Lee Balak, 16.02.2001.
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For, and on behalf of Power Technology

Signed   /s/ Yang Shan Ji  Yang Shan Ji, 16.02.2001.
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For and on behalf of the Suang Deng Group